Exhibit 10.1(b)

Navarre Draft 12/29/04

POST ACQUISITION

EMPLOYMENT AGREEMENT

     This Post Acquisition Employment Agreement (“Agreement”), dated ___, 2004, is entered into by and among Gen Fukunaga, a Texas resident (“Executive”), FUNimation Productions, Ltd., a Texas limited partnership (“Company”), and Navarre Corporation, a Minnesota corporation (“Parent”).

R E C I T A L S

     A. This Agreement is being executed and delivered contemporaneously with that certain Partnership Interest Purchase Agreement dated as of the date hereof (the “Acquisition Agreement”), pursuant to which the holders of 100% of the partnership interests in Company will be sold to certain wholly-owned subsidiary companies of Parent (the “Acquisition”). Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Acquisition Agreement.

     B. Executive is a founder of and the principal operating officer of Company. Company has developed and acquired valuable information, know-how and ideas relating to its business, all of which is regarded as valuable confidential information. In the course of his employment, Executive has had access to and has learned certain valuable and confidential information of Company. During such period, Executive has also become knowledgeable about the business of Company and has developed valuable relationships with the suppliers, customers and other business associates of Company.

     C. Company and Parent wish to ensure the continued services of Executive in order to provide for a smooth transition following the Acquisition, and Executive is willing to continue his service to Company and Parent on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT

     1.01 Executive’s Service. From and after the Effective Date of this Agreement (as defined in Section 3.01 below), Executive will be employed by the Company as the Chief Executive Officer and President of the Company. He will have such authority and responsibility, and shall serve in such capacities consistent with that status. Executive shall also serve as a director on the Board of Directors of the Company or similar body if the Company is an entity other than a corporation (such governing body, the “Board”). Executive will render such other services and duties, consistent with Executive’s position, as may be requested of him from time to time by such Board. Executive shall report only to the Chief Executive Officer or Chief Operating Officer of Parent. The services of Executive are exclusive to the Company, and Executive will devote substantially all of his business hours to providing services to the Company and agrees to perform his duties under this Agreement faithfully and to the best of his ability. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. Nothing herein shall prevent Executive from serving on the boards or act in an advisory capacity of for-profit, non-profit or civic or charitable organizations, so long as such board service and other advisory activities in the aggregate do not materially interfere or conflict with his services to the Company.

ARTICLE II
COMPENSATION AND BENEFITS

     2.01 Base Salary. During the Term of this Agreement (as defined in Section 3.01 below), the Company will pay to Executive a base salary of $350,000 per annum (the “Base Salary”), payable in equal installments on the Company’s regular payroll dates during the term of this Agreement. On each anniversary of the Effective Date, the Base Salary will be reviewed by the Company’s Board and may be adjusted upwards based upon Executive’s level of performance. It is acknowledged that the Company will withhold and deduct from such installment payments such amounts as are required under federal, state and local law to be withheld for income tax, Social Security and other withholding purposes.

     2.02 Performance Bonuses.

               (a) As additional compensation for Executive, Executive will be eligible to receive an annual bonus up to 40% of Executive’s Base Salary for each fiscal year (the “Annual Bonus”), based upon criteria determined by mutual agreement of the Board and Executive. Parent and the Company acknowledge and agree that the percentage of Executive’s Base Salary that constitutes the Annual Bonus shall be commensurate to the percentages of other similarly situated officers of the Company or Parent. Executive’s Annual Bonus shall be paid annually not later than 45 days after the completion of the Company’s fiscal year-end audit. The Annual Bonus shall be pro-rated for the period commencing on the Effective Date and ending on March 31, 2005.

               (b) In addition to the Annual Bonus, Executive will be eligible to receive bonuses based on the EBIT of the Companies’ (as such term is defined in the Acquisition Agreement) as follows: (x) if the Companies’ cumulative EBIT is in excess of $90,000,000 (the “First EBIT Target”) during Parent’s fiscal years ending March 31, 2006, 2007, and 2008, Executive shall receive 5% of the cumulative EBIT in excess of the First EBIT Target during such three year period; and additionally, (y) if the Companies’ cumulative EBIT is in excess of $60,000,000 (the “Second EBIT Target”) during Parent’s fiscal years ending March 31, 2009 and 2010, Executive shall receive 5% of the cumulative EBIT in excess of the Second EBIT Target during such two year period. Notwithstanding the foregoing, in no event shall the bonus payable pursuant to this Section 2.02(b) exceed $5,000,000 with respect to the First EBIT Target, nor shall the bonus payable pursuant to this Section 2.02(b) exceed $4,000,000 with respect to the Second EBIT Target.

For the purposes of this Agreement the term “EBIT” shall mean the net income of the Companies, plus interest expense and Taxes, determined in accordance with GAAP. Further, the calculation of EBIT shall be made based upon the same principles set forth in Section 1.5(d) of the Acquisition Agreement.

     2.03 Stock Options.

               (a) Parent will grant to Executive, effective as of the Effective Date of this Agreement, an option to purchase 250,000 shares of Parent’s common stock, pursuant to the Navarre Corporation 2004 Stock Plan, at an exercise price equal to the closing price of Navarre common stock on the date immediately preceding the Effective Date of this Agreement as quoted on NASDAQ (the “Option”). Further, if such grants are provided to other similarly situated officers of the Company or Parent, Parent will provide an annual grant to Executive of additional options to purchase Parent’s common stock in an amount commensurate with his status and level of employment and in accordance with the Company’s policies. The specific terms of the Option are set forth in the Stock Option Agreement attached hereto as Exhibit A; however, the terms of any future grants of stock options to Executive shall be commensurate with the terms provided to other similarly situated officers of the Company or Parent, as shall be determined by the Board of Directors of Parent.

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     2.04 Benefits. During the Term of this Agreement, Executive will be entitled to participate in all benefit plans, retirement plans and fringe benefits, including incentive arrangements (collectively, “Benefits”), available to Company’s executives as a group and for which his status and level of employment qualify him in accordance with the Company’s policies; provided, however, Executive will be entitled to an aggregate of four weeks paid vacation time; and provided further that such Benefits available to Executive shall be no less favorable than the Benefits offered to similarly situated officers of the Company or Parent. Any additional fringe benefits to Executive must be determined and approved by the Board in amounts that are commensurate with the services rendered.

     2.05 Expenses. All reasonable travel and incidental expenses incurred by Executive in the performance of his duties under this Agreement will be reimbursed by the Company provided that Executive complies with the Company’s expense reimbursement policies and provides the Company with documentation for such expenses in a form sufficient to sustain the Company’s deduction for such expenses under Section 162 of the Internal Revenue Code of 1986, as amended (the “Code”).

     2.06 D&O Insurance. Parent shall provide director’s and officer’s liability insurance covering the actions of the Executive as an officer of the Company and as a director of the Company from and after the Effective Date of this Agreement, as applicable, in such amounts of coverage as shall be determined by the Board of Directors of Parent.

     2.07 Compensation Upon Termination.

               (a) In the event this Agreement or Executive’s employment hereunder is terminated for any reason by either party, Executive (or his heirs or legal representatives) will be entitled to receive: (i) payment for accrued vacation to the date of termination; (ii) payment owing to Executive pursuant to Section 2.02 for the fiscal year prior to the year of termination (to the extent any such payments were unpaid on the date of termination); and (iii) reimbursement pursuant to Section 2.05 of expenses incurred through the date of termination.

               (b) If Executive’s employment under this Agreement is terminated by the Company pursuant to Section 3.02(d) (without Cause) or by Executive pursuant to Section 3.02(e) (for Good Reason), then Executive will also be entitled to: continued payment, as severance, of his salary pursuant to Section 2.01, plus an amount equal to his maximum Annual Bonus payable pursuant to Section 2.02(a) if this agreement is terminated prior to March 31, 2006 or an amount equal to the Annual Bonus paid to Executive with respect to the prior fiscal year of Parent if terminated after March 31, 2006, in either case, for the lesser of (x) the remaining term of this Agreement as provided in Section 3.01 or (y) two years.

               (c) If Executive’s employment under this Agreement is terminated due to disability pursuant to Section 3.02(b), Executive will be entitled to payment of his base salary pursuant to Section 2.01 up until the date Executive begins receiving benefits under the Company’s disability benefits plan and payment of the Annual Bonus pursuant to Section 2.02 to which Executive would have been entitled for the fiscal year in which such disability occurred, prorated to the date of disability.

               (d) If Executive’s employment under this Agreement is terminated other than pursuant to Sections 3.02(a) (Death), (b) (Disability), (d) (without Cause) or (e) (for Good Reason), Executive shall not thereafter be entitled to receive any salary or other payments or benefits under this Agreement, other than payment pursuant to Section 2.01 of salary earned through the date of termination.

               (e) The Company may elect in its sole discretion to pay any compensation due Executive after termination in a lump sum.

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ARTICLE III
TERM; TERMINATION

     3.01 Term. The term of this Agreement (the “Term”) begins upon the Closing Date as such term is defined in the Acquisition Agreement (hereafter, the “Effective Date of this Agreement”) and expires on the date five years after the Effective Date of this Agreement, unless terminated earlier in accordance with Section 3.02 hereof. In the event the Acquisition Agreement is terminated and the Acquisition is not consummated, this Agreement shall not become effective and shall be deemed for all purposes null and void.

     3.02 Termination.

               (a) Death. Executive’s employment under this Agreement terminates without further notice upon his death.

               (b) Disability. The Company may, by notice to Executive or his legal representative, terminate Executive’s employment under this Agreement if the Board of the Company determines in good faith that Executive is physically or mentally incapacitated and has been unable for one hundred twenty (120) days in any 360-day period to perform his duties under this Agreement.

               (c) Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for Cause (as defined below), effective immediately upon notice of such termination. For these purposes “Cause” means:

                  (i) Executive’s willful and continued failure (other than any such failure resulting from (x) Executive’s incapacity due to physical or mental illness or death, (y) any such actual or anticipated failure after the issuance of a notice of termination by Executive for Good Reason (as defined below), or (z) the Company’s active or passive obstruction of the performance of Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of Executive’s position with the Company after a written demand for substantial performance, signed by a majority of the Board, is delivered to Executive, which demand specifically identifies the manner in which the Board believe that Executive has not substantially performed his duties or responsibilities;

                  (ii) Executive’s conviction by a court of competent jurisdiction for felony criminal conduct;

                  (iii) Executive’s willful conduct which is (x) fraudulent, or (y) violates the Company’s or the Parent’s Code of Ethics and which, in the case of (x) and (y) above, is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise; or

                  (iv) Executive’s violation of Articles IV, V or VI of this Agreement.

No act, or failure to act, on Executive’s part will be deemed “willful” unless committed or omitted by Executive in bad faith and without a reasonable belief that his act or failure to act was in the best interest of the Company. Executive will not be terminated for Cause unless and until the Company has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting called and held for such purpose (after reasonable advance written notice to Executive, not to be less than 30 days with respect to 3.02(c)(i) above, and an

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opportunity for Executive, together with Executive’s counsel, to be heard by said Board), finding that, in the good faith opinion of said Board, Executive’s conduct constituted Cause for termination and specifying the particulars thereof in detail. Solely with respect to issues arising out of 3.02(c)(i), the Company shall not be allowed to terminate this Agreement pursuant to this Section 3.02(c) if Executive has cured such conduct within thirty (30) days following delivery of such notice.

               (d) Termination by Executive for Good Reason. Executive may terminate his employment with the Company hereunder at any time for Good Reason. “Good Reason” means, without Executive’s express written consent, any of the following:

                  (i) the assignment to Executive of any duties inconsistent with Executive’s status or position with the Company, or a substantial alteration in the nature or status of Executive’s responsibilities from those in effect immediately prior to the Acquisition;

                  (ii) a reduction by the Company in Executive’s annual base salary as the same may be increased from time to time;

                  (iii) a reduction to the percentage of Executive’s Base Salary that constitutes his potential Annual Bonus pursuant to Section 2.02(a) of this Agreement;

                  (iv) a reduction to the percentage of the Company’s EBIT that is payable as a bonus pursuant to Section 2.02(b) of this Agreement, or an increase to the amount of Company EBIT that must be achieved prior to earning a bonus pursuant to Section 2.02(b) of this Agreement;

                  (v) the relocation of the Company’s principal executive offices to a location more than 75 miles from Fort Worth, Texas;

                  (vi) the Company requiring the Executive to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to the extent reasonably consistent with the Company’s strategic business plan;

                  (vii) the Company or Parent requiring Executive to report to any person other than as set forth in this Agreement; or

                  (viii) any material violation of this Agreement by the Company which remains uncured after thirty (30) days following the delivery of Executive’s written notice of such breach to the Company.

Executive acknowledges that he will not be entitled to terminate his employment with the Company for Good Reason solely by reason of the consummation of the transactions contemplated by the Acquisition (and any subsequent transactions directly related thereto and contemplated thereby) or any change in his reporting responsibilities to reflect the fact that the Company is a subsidiary of Parent.

               (e) Termination by the Company without Cause. Subject to Executive’s rights hereunder, the Company shall have the right to terminate this Agreement for any reason upon sixty (60) days’ written notice to Executive.

               (f) Termination by Mutual Consent. The parties may terminate Executive’s employment under this Agreement at any time by mutual consent.

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ARTICLE IV
INTELLECTUAL PROPERTY

     4.01 Intellectual Property. All right, title, and interest in and to all inventions, patent applications, patents thereon, know-how and trade secret information, and all copyrightable material, copyrights, and copyright applications (collectively, “Intellectual Property”) that Executive conceives or originates in the course of rendering services to the Company, and which directly relate to the business of the Company, will be the sole and exclusive property of the Company, and Executive hereby irrevocably assigns and conveys the sole and exclusive right, title and interest therein, free and clear of any liens or other encumbrances. Subject to the foregoing, such Intellectual Property shall include, but not be limited to, Intellectual Property that:

               (a) Is based on any confidential or proprietary information of the Company or Parent or of any vendor, supplier or customer of the Company;

               (b) Is related to the actual business of or research and development of the Company and Parent;

               (c) Was developed with use of materials, employees, supplies or facilities of the Company or Parent; or

               (d) Was funded by the Company or Parent.

     4.02 Assistance. Executive agrees to execute promptly any papers and perform promptly any other reasonable acts necessary to assist the Company or Parent to perfect all rights, including all Intellectual Property rights, reserved or conveyed thereto hereunder. Executive agrees to render promptly aid and assistance to the Company or Parent in any interference or litigation pertaining to such Intellectual Property, and all reasonable expenses therefor incurred by Executive at the request of the Company will be borne by the Company.

     4.03 Disclosure of Intellectual Property. Executive will promptly disclose to the Company all Intellectual Property conceived or originated pursuant to 4.01.

     4.04 Warranty. Executive warrants that in the event that Executive creates any original materials or uses any proprietary information in rendering services, to the best of his knowledge, none of such materials shall infringe any copyrights, trade secrets, rights of privacy, or any other rights of others.

     4.05 Survival. Executive’s obligations under this Article IV shall survive the termination or expiration of this Agreement, whether by mutual agreement of the parties, termination pursuant to Section 3.02 hereof, or for any other reason.

ARTICLE V
CONFIDENTIALITY

     5.01 Confidentiality. Executive acknowledges that his position with Seller and his future services have brought and will bring Executive in close contact with many confidential affairs of the Company and Parent, including, but not limited to, information about costs, profits, financial data, markets, trade secrets, sales, products, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs and methods and other information not readily available to the public. In recognition of the foregoing, Executive covenants and agrees that:

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               (a) Executive will keep secret all material confidential matters of the Company and Parent which are not otherwise in the public domain and will not disclose them to anyone outside of the Company or Parent, either during or after the Term of this Agreement, except with the Company’s written consent and except for such disclosure as is necessary in the performance of Executive’s duties during the Term or as required by law or any legal proceeding; however, prior to any such required disclosure, Executive shall have delivered notice of such disclosure obligation to Parent and shall have used his best efforts to provide Parent with the right to contest any such disclosure obligation and/or to receive a protective order covering such disclosure; and

               (b) Executive will deliver promptly to the Company on termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) containing confidential material relating to the Company and Parent, which Executive may then possess or have under his control.

ARTICLE VI
COVENANT NOT TO COMPETE

     6.01 Non-Compete. Executive acknowledges that the businesses of the Company and Parent are highly competitive and international in scope, that their licenses are sourced and their products are marketed throughout the world, that the Company and its affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive’s services, position and expertise are such that he is capable of competing with the Company and Parent from nearly any location in the world. Executive further acknowledges that all services of Executive are exclusive to the Company, and that Executive’s performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot reasonably or adequately be compensated in an action at law for damages and that a breach by Executive of the terms of this Article VI will cause the Company irreparable injury. In recognition of the foregoing Executive covenants and agrees that during his employment with the Company and for a period of 18 months thereafter (the “Restricted Period”) he will not, directly or indirectly, as a principal, officer, director, shareholder, partner, member, employee, consultant, independent contractor, agent or executive or in any other capacity whatsoever, without the prior written consent of the Company and Parent, do any of the following:

               (a) engage in the business of acquiring, licensing or distributing music, home video, video games or software; but shall not include activities related to the sales of music, home video, video games or software directly to consumers via the Internet;

               (b) acquire any ownership of any kind in, or become associated with or provide services to any other person, corporation, partnership, limited liability company, business trust, association or other business entity (each an “Entity”) engaged in the business of acquiring, licensing or distributing music, home video, video games or software; but shall not include activities related to the sales of music, home video, video games or software directly to consumers via the Internet;

               (c) intentionally and knowingly solicit or attempt to solicit or participate in the solicitation of or otherwise advise or encourage any then employee, agent, consultant or representative of, or vendor or supplier to, the Company or Parent to terminate his, her or its relationship therewith; or

               (d) solicit or attempt to solicit or encourage any person who is then, or was within the then most recent 12-month period to the knowledge of Executive, an employee, agent, consultant or representative of the Company or Parent to become an employee, agent, representative or consultant of or to Executive or any other individual or entity.

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     6.02 Permitted Investments. Nothing in this Article VI shall prevent Executive from making or holding an investment in securities traded on any national securities exchange or traded in the over-the-counter market, provided said investments do not exceed one percent (1%) of the issued and outstanding securities of any one such issuer or, if the total investment in the issuer is $500,000 or less, up to five percent (5%) of such issued and outstanding securities.

     6.03 Injunctive Relief. Executive agrees that the Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Article VI, which shall be in addition to any other rights or remedies to which the Company may be entitled.

     6.04 Consideration. Executive hereby Acknowledges and agrees that his agreement to the provisions set forth in this Article 6 are conditions precedent to the consummation of the Acquisition and that the Purchase Price paid to sellers pursuant to the Acquisition is consideration provided in exchange for, among other things, Executive’s agree to the provisions of this Article 6.

ARTICLE VI I
MISCELLANEOUS

     7.01 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Executive on the one hand, or Parent and/or the Company on the other hand, without the prior written consent of the other party or parties.

     7.02 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

     7.03 Complete Agreement. This Agreement, together with the Acquisition Agreement, contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or the Acquisition Agreement (any such other agreements “Parole Agreements”). The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parole Agreements.

     7.04 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

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     7.05 Governing Law; Choice of Forum; Enforcement. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, and each of the parties hereto consents to the exclusive jurisdiction of such courts.

     7.06 Injunctive Relief. Executive agrees that it would be difficult to compensate the Company and Parent fully for damages for any violation of the provisions of Articles IV, V and VI of this Agreement. Accordingly, Executive specifically agrees that both the Company and Parent shall be entitled to injunctive relief to enforce the provisions of such Articles.

     7.07 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     7.08 Modification. This Agreement may not be altered, modified or amended except by an instrument in writing signed by Executive, the Company and Parent.

     7.09 Survival. Articles IV, V and VI and Section 2.08 (Compensation Upon Termination) shall survive the termination or expiration of this Agreement. Further, the bonus payable pursuant to Section 2.02(b)(y) shall be payable to Executive in accordance with its terms notwithstanding the earlier expiration of this Agreement, but only in the event that such bonus is otherwise earned as a result of the Companies having exceeded the EBIT targets set forth in Section 2.02(b)(y) and Executive having been employed by the Company pursuant to the terms of this Agreement on the fifth anniversary of the Effective Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE:

Gen Fukunaga

COMPANY:	PARENT:

FUNimation Productions, Ltd., A Texas limited partnership	Navarre Corporation, a Minnesota corporation

By:	By:
Name:	Name:
Its:	Its:

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Exhibit A

Form of Stock Option Agreement

(Attached)

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